Exhibit 5.2

February 5, 2015

InVentiv Health, Inc.

One Van De Graaff Drive

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as special New Jersey counsel for (i) inVentiv Advance Insights, LLC, a New Jersey liability company (“inVentiv Advance”), (ii) inVentiv Health Clinical Lab, Inc., a New Jersey corporation (“inVentiv Health”), (iii) inVentiv Patient Access Solutions, LLC, a New Jersey limited liability company (“inVentiv Patient Access”), (iv) Patient Marketing Group, LLC, a New Jersey limited liability company (“Patient Marketing”) and (v) Ventiv Commercial Services, LLC, a New Jersey limited liability company (“Ventiv Commercial”, and together with inVentiv Advance, inVentiv Health, inVentiv Patient Access and Patient Marketing, the “NJ Entities”), in connection with the Registration Statement on Form S-4 (Registration No. 333-197719) (the “Registration Statement”) filed on July 29, 2014 by InVentiv Health, Inc. (the “Issuer”) and certain of its subsidiaries, including the NJ Entities, as guarantors (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $350,000,000 aggregate principal amount 10% Senior Notes due 2018 and registered under the Securities Act (the “Exchange Notes”) in exchange for a like principal amount of the Issuer’s outstanding 10% Senior Notes due 2018, issued on August 4, 2010, June 10, 2011 and July 13, 2011. The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 4, 2010 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuer, the guarantors identified therein and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”). The terms of the Guarantees are contained in the Indenture.

In connection with this opinion, we have examined copies of the following:

1.	the Registration Statement;

2.	the Indenture (including the Guarantees contained therein);

3.	the Certificate of Formation and the Operating Agreement of inVentiv Advance, and all amendments thereto (collectively, the “inVentiv Advance Corporate Charter Documents”) attached to the Secretary’s Certificate of inVentiv Advance dated January 16, 2015 (the “inVentiv Advance Secretary’s Certificate”);

InVentiv Health, Inc.

February 5, 2015

4.	the Certificate of Incorporation and the Bylaws of inVentiv Health, and all amendments thereto (collectively, the “inVentiv Health Corporate Charter Documents”) attached to the Omnibus Secretary’s Certificate of the Guarantors of inVentiv Health, Inc. dated August 12, 2014 (the “Omnibus Secretary’s Certificate”);

5.	the Certificate of Formation and the Operating Agreement of inVentiv Patient Access, and all amendments thereto (collectively, the “inVentiv Patient Access Corporate Charter Documents”) attached to the Omnibus Secretary’s Certificate;

6.	the Certificate of Formation and the Operating Agreement of Patient Marketing, and all amendments thereto (collectively, the “Patient Marketing Corporate Charter Documents”) attached to the Omnibus Secretary’s Certificate;

7.	the Certificate of Formation and the Operating Agreement of Ventiv Commercial, and all amendments thereto (collectively, the “Ventiv Commercial Corporate Charter Documents”, and together with the inVentiv Advance Corporate Charter Documents, the inVentiv Health Corporate Charter Documents, the inVentiv Patient Access Corporate Charter Documents, and the Patient Marketing Corporate Charter Documents, the “Charter Documents”) attached to the Omnibus Secretary’s Certificate;

8.	(a) the Written Consent of the Sole Member of inVentiv Advance dated January 16, 2015; (b) the Unanimous Written Consent of the Board of Directors of inVentiv Health (formerly known as PharmaNet USA, Inc.) dated July 13, 2011; (c) the Unanimous Written Consent of the Managers of Patient Marketing and of Ventiv Commercial dated August 4, 2010; and (d) the Unanimous Written Consent of the Members of inVentiv Patient Access (formerly known as Franklin Pharma Services, Inc. dated August 4, 2010, (collectively, the “Resolutions”);

9.	(a) a Certificate of the Department of the Treasury of New Jersey as to the existence and good standing of InVentiv Advance dated December 31, 2015; and (b) Certificates of the Department of the Treasury of New Jersey as to the existence and good standing of the other NJ Entities each dated July 14, 2014 and continued to August 11, 2014 (collectively, the “Good Standing Certificates”);

The agreements referred to in the foregoing clauses (1) and (2) above are hereinafter collectively referred to as the “Transaction Documents”.

InVentiv Health, Inc.

February 5, 2015

In our examination, we have assumed:

(i)	the genuineness of all signatures of all parties,

(ii)	the authenticity of agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies,

(iii)	the valid existence and good standing under the laws of their respective States of organization of all parties to the Transaction Documents other than the NJ Entities,

(iv)	the due authorization of all documents and agreements by all parties thereto other than the NJ Entities and the execution and delivery of all documents and agreements by all parties (other than the execution of the Transaction Documents to which they are a party by the NJ Entities),

(v)	the legal right and power of all such parties other than the NJ Entities under all applicable laws and regulations to enter into, execute and deliver such agreements and documents, and

(vi)	that all parties other than the NJ Entities have the requisite power and authority to enter into the Transaction Documents to which they are a party and to consummate the transactions contemplated thereby.

As to questions of fact material to such opinions, we have relied upon representations of the Company, the NJ Entities and their respective officers made in or pursuant to the Transaction Documents and of public officials. The scope of our inquiry in rendering this opinion has been limited to an examination of the Transaction Documents, the Charter Documents, the inVentiv Advance Secretary’s Certificate and the Omnibus Secretary’s Certificate, the Resolutions, and such investigation of the law of the State of New Jersey as we consider necessary or appropriate as a basis for our opinion hereinafter set forth.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.	(a) inVentiv Health is a corporation, and (b) inVentiv Advance, inVentiv Patient Access, Patient Marketing and Ventiv Commercial are each limited liability companies, in each case validly existing and in good standing under the laws of the State of New Jersey, based solely on our review of the Charter Documents and the Good Standing Certificates.

InVentiv Health, Inc.

February 5, 2015

2.	Each NJ Entity has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations under each such Transaction Document.

3.	The execution and delivery by each NJ Entity of the Transaction Documents to which it is a party and the performance by each NJ Entity of its respective obligations under each Transaction Document have been duly authorized by all necessary action of such NJ Entity. Each NJ Entity has duly executed the Transaction Documents to which it is a party.

4.	The execution and delivery by each NJ Entity and the performance of its obligations under the Transaction Documents to which it is a party on the date hereof will not (a) violate any existing provisions of the Charter Documents of any NJ Entity, or (b) based on existing facts of which we are aware, constitute a violation of any statutory law of New Jersey applicable to any NJ Entity in connection with the transactions described in the Indenture.

The foregoing opinions are subject to the following assumptions, qualifications and exceptions:

A.	Our opinion set forth in Section 3 above is based upon our consideration of only those statutes, laws, rules and regulations which, in our experience, are normally applicable to transactions of the general type contemplated by the Transaction Documents.

B.	We express no opinion as to (i) the authorizations, approvals or consents that may be necessary under federal or state securities and “blue sky” laws, or (ii) the qualification of the Indenture under federal or state securities laws, including without limitation the Trust Indenture Act of 1939, as amended.

C.	This opinion letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this opinion letter after the date hereof.

No opinion is expressed herein as to the law of any State or jurisdiction other than the State of New Jersey. No opinion is expressed herein as to the law of any municipality or other local authority of New Jersey.

This opinion letter may be relied upon by the holders of the Exchange Notes and by Weil, Gotshal & Manges LLP, as if it were addressed to them, in rendering its opinion in connection with the registration of the Guarantees and issuance of the Guarantees as described in the Registration Statement.

InVentiv Health, Inc.

February 5, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ NORRIS, McLAUGHLIN & MARCUS, P.A.
A Professional Corporation